EXHIBIT 10.1










                           A. T.  CROSS  COMPANY





                     EXECUTIVE  COMPENSATION  PROGRAM



                          PERFORMANCE  CASH  PLAN

















                             January  1,  1995

CONTENTS


                                                                      Page

Introduction                                                          1


Purpose of the Plan                                                   1


Eligibility                                                           2


How the Plan Works                                                    2

Performance Measures                                                  3

Individual Award Amounts                                              4


Payout of Plan Awards                                                 4


Changes in Employment Status                                          4

Disability or Death                                                   5


Additional Information                                                5

Administration                                                        5

 INTRODUCTION

        On January 1, 1995, significant changes to the A. T. Cross executive compensation program will become effective - changes that will align the compensation program with the company's new business plan and priorities. The two-phase program will provide reward opportunities based on substantially improved company profitability, effective use of capital, and returns to shareholders.

        Phase I is an interim phase (1995-1997) which will reward eligible members of management for achieving financial performance benchmarks generated as part of the company's three-year business plan. Phase II, beginning in 1998, will reward management for sustaining a high level of performance based on both internal financial milestones and key external financial measures. Details of Phase II will be further developed as the company approaches 1998.

        The major components of Phase I are base salary, the Annual Incentive Plan, and a special Performance Cash Plan. This document describes the Performance Cash Plan which is designed to provide significant additional compensation levels for achieving very challenging, multi-year financial goals. Note that the Performance Cash Plan is a one-time event; it is not expected to be repeated after the 1995-1997 period.


PURPOSE OF THE PLAN

        While the Annual Incentive Plan rewards the achievement of successively more demanding annual financial goals, the three-year plan provides compensation for achieving aggressive, cumulative, long-term financial goals by 1997. Achieving these goals is consistent with significantly improving the company's financial standing over the next three years and returning A. T. Cross Company to a leadership market position. Accordingly, this Plan is designed to:

        Encourage long-term performance and growth

        Ensure that short-term gains at the expense of longer-term goals will have compensation ramifications for management
        Link a portion of pay directly to the company's long-term business success
        Provide above market compensation opportunities if aggressive goals are met
        Support efforts to recruit and retain outstanding top executives over the long term.


ELIGIBILITY

        The Board of Directors of A. T. Cross Company may appoint - based on job content and performance - any salaried employee to be a Group I, II, III, IV, or V participant in the compensation program. Individuals are placed in Groups I-V based on similar levels of responsibility and ability to directly impact the bottom line of the company. Participating employees remain members until the end of the fiscal year in which they were appointed. Eligible employees must be reappointed to participate each year.

        Employees may participate for part of the three-year plan on a prorated basis, but must be actively employed by the company as of December 31, 1997, to receive any awards.


HOW  THE  PLAN  WORKS

        The Plan is designed to provide additional compensation to those who assist the company in achieving superior sustained cumulative performance for the fiscal period 1995-1997. By achieving or exceeding cumulative aggressive performance goals, executives will be eligible for a one-time cash award to be paid over a two-year period beginning in the first quarter of 1998.

Performance  Measures

        The Performance Cash Plan is based on ability to meet three-year cumulative Operating Income Before Taxes (OIBT)1 benchmarks, beginning with a 20 percent per year compounded growth rate over 1994 at threshold, and ending with a 35 percent per year compounded rate for maximum funding. At least 20 percent compounded growth rate over 1994 must be achieved for there to be any award under the Plan. The Plan is funded on a pool basis. By attaining the OIBT benchmarks, a percentage of the cumulative OIBT achieved will be set aside for the bonus pool.

        The chart below outlines the three-year aggregate growth required to reach the necessary cumulative OIBT levels to permit an award. It also indicates the percent of the cumulative OIBT that will be allocated to the bonus pool, as well as the aggregate dollar amount allocated among eligible members for achieving threshold, target, or maximum performance levels. Intermediate bonus pool amounts will be determined through interpolation.

             Compounded    Cumulative     Percent of
  Award        OIBT           OIBT         OIBT Set        Pool
  Levels     Three-Year    (1995-1997)    Aside for       Dollars
             Growth Over                  Award Pool
             1994 Amount

Threshold       20%          TBD*          2.50%          TBD*
Target          30%          TBD*          4.50%          TBD*
Maximum         35%          TBD*          6.00%          TBD*

     * To be determined based on final audited company results

1 OIBT for any fiscal year shall mean the writing instrument division's pretax operating income as reflected on the books of account maintained for the company, before any adjustment for LIFO inventories, before profit or loss on the disposition of fixed assets, and before allowance for bonus payments under this plan.

Individual Award Amounts

        The Compensation Committee of A. T. Cross will determine actual individual bonus amounts with aggregate individual amounts equal to the bonus pool. Actual bonus awards will be allocated on the basis of individual performance and contribution to the overall results in accordance with guidelines developed by the Compensation Committee.


PAYOUT  OF  PLAN  AWARDS

        If three-year goals are achieved, the Compensation Committee of the Board will award a one-time cash bonus which will be paid out in three equal installments over a two-year period. The first part will be payable before the end of the first quarter 1998, the second part on or before January 31, 1999, and the remainder on or before January 31, 2000.


CHANGES  IN  EMPLOYMENT  STATUS

        Employees who are participants in the Plan for only part of the three-year cycle may participate on a pro rata basis for the period or periods of membership. However, except in cases of death or disability, participants must be actively employed by the company and participating in the Plan as of December 31, 1997, to be eligible for the payout and must remain employed through December 31, 1999, to be eligible for the final installment of the three-year performance cash award.

        Employees discharged for cause will not receive any bonus payments under this Plan.

Disability or Death

        For participants who become disabled (i.e., eligible for company LTD benefits) of die while a member of the Plan, awards under the Plan will be determined in a prorated manner to reflect the period of time the participant was a member of the Plan. Payout will be made - at the time normal payout would have been made - to the participant or participant's beneficiary(ies) if on file; otherwise, payment will be made to the participant's estate.


ADDITIONAL  INFORMATION

Administration

        The Performance Cash Plan will be administered by the Compensation Committee of the Board of Directors of A. T. Cross Company whose decisions in all matters will be final. The Committee reserves the right, subject to the full Board's approval, to modify, amend, or discontinue this Plan at any time. Any changes or amendments to the plan will not affect a participant's rights prior to the modification unless the participant provides written consent.

        Participation in this Plan does not confer any right to continued employment by A. T. Cross. Similarly, selection for participation in any one year does not necessarily guarantee participation in future years, nor does participation guarantee payment of any award, except as may be authorized by the Compensation Committee.